Exhibit 99.1
Teton Energy Provides Financial Update
Teton announces increase in senior bank facility borrowing base and 25 percent reduction in outstanding 10.75% Secured Convertible Debentures
DENVER September 23, 2008. Teton Energy Corporation (“Teton” or the “Company”) (NASDAQ: TEC) announced today that investors that hold the Company’s 10.75% Secured Convertible Debentures due June 17, 2013 (the “Debentures”) elected to exercise their 90-day put option to reduce their investment in the Company’s Debentures from $40 million to $30 million, or a reduction of approximately 25 percent of the face amount of the Debentures. The $10 million was paid from an interest bearing account which the Company established to hold this amount in reserve pending the end of the 90-day put option period.
Increase in Borrowing Base: As a result of a mid-year review by the Company’s bank group, the borrowing base on the Company’s senior bank facility has been increased by $2.0 million. The total borrowing base now available to the Company is $34.5 million, of which approximately $25 million was drawn as of September 19, 2008.
Natural Gas Hedging and Transportation Update: The Company also released a review of its hedging positions for its natural gas that is currently being sold in the Rocky Mountain region. All of the Company’s derivative contracts are with JPMorgan Chase Bank, the administrative agent for its bank credit facility. The Company has natural gas swaps in place for approximately one million cubic feet per day (“MMcfd”) through October 2008 at a Colorado Interstate Gas (“CIG”) Index of $6.17 per thousand cubic feet (“Mcf”). Additionally, the Company has natural gas collars tied to the CIG Index in place for 2 MMcfd at a floor of $6.40 per Mcf and a ceiling of $7.58 per Mcf through January 2009. These positions were put in place to protect the Company from severe swings in the price of natural gas in the Rockies that sometimes occur during the shoulder months or during periods of pipeline or storage maintenance. The current weighted average CIG Index that the Company would be receiving if it did not have the hedges in place would be $4.13 for gas to be delivered in September 2008. As previously disclosed, additional natural gas and oil collar positions were put in place in March 2008 for periods from 2009 through 2013 for approximately 80 percent of the Company’s then existing proved developed producing (PDP) production, both in the Rockies and in the Midcontinent.
Capital expenditures: As a result of the $10 million put that was exercised and to maintain financial flexibility in the current market environment for its 2009 capital expenditure program, the Company plans to reduce its capital expenditures in 2008 from $49.2 million to $40.5 million. The reduction of expenditures is expected to occur primarily in the DJ Basin, with smaller amounts coming from leasehold acquisition reductions and deferral of Big Horn Basin infrastructure investments until 2009.
Guidance for the remainder of 2008: The Company is also updating its guidance related to revenues, EBITDAX and production, primarily as a result of anticipated reductions in capital expenditures and lower commodity prices. For 2008, the Company forecasts revenues from oil and gas operations of $30 to $35 million. The midpoint of this range represents a 420 percent increase over 2007. The Company expects EBITDAX (Earnings before interest, taxes, depreciation, depletion and accretion, and exploration expenses), a non-GAAP measure, to range from $14 to $19 million in 2008. This represents a significant increase over 2007, which was a negative $39,000. Net production for 2008 is estimated to range from 2.5 to 3.0 billion cubic feet equivalent (“Bcfe”). The midpoint of the production guidance range represents a 124 percent increase over 2007.
The Company has also factored in a potential reduction in Rocky Mountain September gas volumes in its guidance revision as a precautionary measure. However, as of September 21, none of Teton’s production volumes have been curtailed in the Rocky Mountain region as a result of the curtailment of the Rocky Mountain Express (REX) pipeline, a section of which is closed for hydrostatic testing until approximately September 26, 2008.
Lonnie Brock, Executive Vice President and CFO, commented, “We believe that the challenges posed by the current capital market environment require us to rethink our balance between short-term liquidity and our longer-term business plan. To that end, our reduction in the 2008 capital budget represents a responsible adjustment that will enable us to continue to develop our Central Kansas Uplift properties, while postponing some of our other longer-term prospects a bit while the markets stabilize. Our 2008 capital program remains strong as we continue to execute our long-term plan and build value for our stockholders and position ourselves to enter 2009.”
Company Description: Teton Energy Corporation is an independent oil and gas exploration and production company focused on the acquisition, exploration and development of North American properties. The Company’s current operations are concentrated in the prolific Rocky Mountain and Mid-continent regions of the U.S. Teton has leasehold interests in the Central Kansas Uplift, the Piceance Basin in western Colorado, the Big Horn Basin in Wyoming, the Williston Basin in North Dakota and the eastern Denver-Julesburg Basin in Colorado, Kansas and Nebraska. Teton is headquartered in Denver, Colorado and trades on the NASDAQ under the symbol TEC. For more information about Teton, please visit the Company’s website at www.teton-energy.com.
Forward-Looking Statements: This news release contains certain forward-looking statements, including declarations regarding Teton’s and its subsidiaries’ expectations,

intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on Teton and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge upon request from the Company.
Company contact:
Ron Wirth
Director of Investor Relations & Administration
(303) 565-4600
rwirth@teton-energy.com
www.teton-energy.com